Exhibit 4.1

AMENDMENT NO. 6 TO THE AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 6 TO THE AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of December 3, 2010, is among VOLT FUNDING CORP., a Delaware corporation (the “Seller”), VOLT INFORMATION SCIENCES, INC., a New York corporation, in its individual capacity (“Volt”) and in its capacity as servicer (in such capacity, the “Servicer”), MARKET STREET FUNDING LLC, a Delaware limited liability company (“Market Street”), as a Buyer (the “Buyer”), PNC BANK, NATIONAL ASSOCIATION, a national banking association, (“PNC”), as Buyer Agent for Market Street, (the “Buyer Agent”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Administrator (in such capacity, the “Administrator”).

BACKGROUND

WHEREAS, the delivery of Volt’s audited financial statements for its fiscal year ended November 1, 2009 continues to be delayed, and Volt anticipates there may be a delay in the delivery of its audited financial statements for its fiscal year ended October 31, 2010, in both cases pending the completion by Volt and its auditors of their analysis regarding the proper treatment of certain accounting principles, and that as a result of that analysis Volt also will or may need to restate certain prior period financials; and

WHEREAS, to accommodate the foregoing, the Seller, the Servicer, Volt, the Buyer, the Buyer Agent and the Administrator desire to amend the Amended and Restated Receivables Purchase Agreement dated as of June 3, 2008, among the Seller, the Servicer, Volt, the Buyer, the Buyer Agent and the Administrator (as amended, supplemented and/or otherwise modified prior to giving effect to this Amendment, the “Amended and Restated Receivables Purchase Agreement”);

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Amended and Restated Receivables Purchase Agreement.

SECTION 2.Amendment to Amended and Restated Receivables Purchase Agreement. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, Section 9.03(b)(ii) of the Amended and Restated Receivables Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(ii)as soon as practicable and in any event within 100 days after the close of each fiscal year of the Servicer during the term of this Agreement, an audited consolidated balance sheet of the Servicer and its consolidated subsidiaries as at the close of such fiscal year and audited consolidated statements of income and cash flows of the Servicer and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in accordance with GAAP consistently applied throughout the periods reflected therein, all in reasonable detail and certified (with respect to the consolidated financial statements) by independent certified public accountants of recognized standing selected by the Servicer and satisfactory to the Administrator, whose certificate or opinion accompanying such financial statements shall not contain any qualification, exception or scope limitation not satisfactory to the Administrator; provided, however, that with respect to such audited consolidated balance sheet of the Servicer and its consolidated subsidiaries as of the close of the fiscal years ended November 1, 2009 and October 31, 2010 and such audited consolidated statements of income and cash flows of the Servicer and its consolidated subsidiaries for the fiscal years ended November 1, 2009 and October 31, 2010, such balance sheets, statements of income and cash flows shall be furnished to the Administrator and each Buyer Agent no later than May 2, 2011.”

SECTION 3.Representations and Warranties.  Each of the Seller and Servicer hereby represents and warrants to the Buyer, the Buyer Agent and the Administrator, as of the date hereof, as follows:

(i)the representations and warranties of the Seller and the Servicer contained in Article VIII of the Amended and Restated Receivables Purchase Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(ii)no event has occurred and is continuing, or would result from such respective amendment, that constitutes a Termination Event or Potential Termination Event.

SECTION 4.Conditions Precedent.  The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

(a)Administrator shall have received a fully executed counterpart of this Amendment from each of the parties hereto;

(b)each representation and warranty of the Seller, Volt, and Servicer contained herein or in any other Purchase Document (after giving effect to this Amendment) shall be true and correct;

(c)no Termination Event, as set forth in Section 10.01 of the Amended and Restated Receivables Purchase Agreement, shall have occurred and be continuing;

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(d)Administrator shall have received a fully executed copy of Amendment No. 4 to the Receivables Sale and Contribution Agreement, dated as of April 12, 2002 between Seller and Volt; and

(e)all proceedings taken in connection with this Amendment and all documents relating hereto shall be reasonably satisfactory to Administrator, Buyer Agent and the Buyer and their respective counsel, and each such Person shall have received copies of such documents as they may reasonably request in connection therewith, all in form and substance reasonably satisfactory to each such Person.

SECTION 5.Restated Financials.  In the event that the analysis described in the recitals to this Amendment results in the restatement of any prior period financial statements of Volt that previously had been furnished by the Servicer to the Administrator, then, as promptly as practicable following any such restatement, the Servicer shall furnish the Administrator with such restated financial statements.

SECTION 6.Amendment.  Seller, Servicer, Buyer Agent, Buyer and Administrator hereby agree that the provisions and effectiveness of this Amendment shall apply to the Amended and Restated Receivables Purchase Agreement as of the date hereof.  Except as amended by this Amendment, the Amended and Restated Receivables Purchase Agreement remains unchanged and in full force and effect.  This Amendment is a Purchase Document.

SECTION 7.THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.  This Amendment may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged.  This Amendment may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.  The section and other headings contained in this Amendment are for reference purposes only and shall not control or affect the construction of this Amendment or the interpretation hereof in any respect.

SECTION 8.Each party hereto hereby covenants and agrees that prior to the date which is one year and one day after the payment in full of all outstanding commercial paper notes or other indebtedness of Market Street, it will not institute against or join any other Person in instituting against Market Street any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.  The agreements set forth in this Section 8 and the parties’ respective obligations under this Section 8 shall survive the termination of this Amendment.

SECTION 9.Market Street shall not have any obligation to pay any amounts owing hereunder unless and until Market Street has received such amounts pursuant to the Participation Interest and such amounts are not necessary to pay outstanding commercial paper notes or other

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outstanding indebtedness of Market Street.  In addition, each party hereto hereby agrees that no liability or obligation of Market Street hereunder for fees, expenses or indemnities shall constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code) against Market Street unless Market Street has received cash from the Participation Interest sufficient to pay such amounts, and such amounts are not necessary to pay outstanding commercial paper notes or other indebtedness of Market Street.  The agreements set forth in this Section 9 and the parties’ respective obligations under this Section 9 shall survive the termination of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

VOLT FUNDING CORP., as Seller

By:	/s/ Ludwig M. Guarino
Name:	Ludwig M. Guarino
Title:	Senior Vice President

Amendment No. 6 to A&R RPA

VOLT INFORMATION SCIENCES, INC., individually and as Servicer

By:	/s/ Jack Egan
Name:	Jack Egan
Title:	Senior Vice President & CFO

Amendment No. 6 to A&R RPA

MARKET STREET FUNDING LLC, as a Buyer

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

Amendment No. 6 to A&R RPA

PNC BANK, NATIONAL ASSOCIATION, as a Buyer Agent

By:	/s/ Michael A. Richards
Name:	Michael A. Richards
Title:	Senior Vice President
PNC Bank, National Association

Amendment No. 6 to A&R RPA

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:	/s/ William P. Falcon
Name:	William P. Falcon
Title:	Vice President

Amendment No. 6 to A&R RPA

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